UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 3, 2023

Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Texas AND Virginia	1-10042	75-1743247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, No Par Value	ATO	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 3, 2023, Atmos Energy Corporation (the “Company”) entered into a Term Loan Agreement (the “Term Loan Agreement”) with (i) U.S. Bank National Association (“U.S. Bank”), as the Administrative Agent, (ii) Mizuho Bank, Ltd. (“Mizuho”), as Syndication Agent, (iii) CoBank, ACB (“CoBank”), as Documentation Agent, (iv) U.S. Bank, Mizuho and CoBank, as Joint Lead Arrangers and Joint-Bookrunners, and (v) the lenders named therein, providing the Company with a $2.02 billion senior unsecured term loan facility (the “Term Loan Facility”). Proceeds of the Term Loan Facility will be used by the Company to repay at maturity the Company’s outstanding senior notes that mature on March 9, 2023.

The Term Loan Facility will bear interest at a rate equal to either, at the Company’s election, the alternate base rate plus a 0.00% margin or the Term SOFR rate for the applicable interest period plus an applicable margin of 0.95%. The alternate base rate is defined as the highest of (i) zero, (b) a per annum rate of interest equal to the to the prime rate of interest announced by U.S. Bank from time to time, (ii) the Federal Funds Rate, as in effect at the time of borrowing, plus 0.50% per annum, or (iii) the one-month Term SOFR screen rate for US Dollars plus 1.00%. The Term SOFR rate is the forward-looking term rate based on the secured overnight financing rate published by the Federal Reserve Bank of New York. The Company may elect the Term SOFR rate applicable to one-month, three-month or six-month Interest Periods. The Term Loan Facility is initially accruing interest based on the Term SOFR rate for a three-month interest period, which is an effective total interest rate of 5.955600% per annum.

The Term Loan Facility will mature on December 31, 2023, at which time all outstanding amounts under the Term Loan Facility will be due and payable. The Company is required to prepay the Term Loan Facility prior to maturity upon receiving proceeds from the issuance of certain securities that are part of a utility recovery securitization transaction authorized by the applicable regulatory authorities of the states of Texas and Kansas. The Company may otherwise voluntarily prepay all or any portion of the Term Loan Facility at any time. The Term Loan Facility contains usual and customary covenants for transactions of this type, including covenants limiting liens, substantial asset sales and mergers. In addition, the Term Loan Facility provides that during the term of the facility, the Company’s debt to capitalization ratio as of the last day of each of its fiscal quarters shall be less than or equal to 0.70 to 1.00, excluding from the calculation of debt (i) any pension and other post-retirement benefits liability adjustments recorded in accordance with generally accepted accounting principles; and (ii) an amount of hybrid securities, as defined in the Credit Facility (generally, deferrable interest subordinated debt with a maturity of at least 20 years), not to exceed a total of 15% of total capitalization.

In the event of a default by the Company under the Term Loan Facility, including cross-defaults relating to specified other indebtedness of the Company, U.S. Bank may, upon the consent of lenders holding a certain minimum of loans, and shall, upon the request and direction of such lenders, declare the amounts outstanding under the Term Loan Facility, including all accrued interest and unpaid fees, payable immediately, and enforce any and all rights and interests created and existing under the Term Loan Facility documents, including, without limitation, all rights of set-off and all other rights available under the law. For certain events of default relating to insolvency, bankruptcy or receivership, the amounts outstanding under the Term Loan Facility automatically become payable immediately.

With respect to the other parties to the Term Loan Facility, the Company also has or may have had customary banking relationships based on the provision of a variety of financial services, including cash management, investment banking, and equipment financing and leasing services, none of which are material individually or in the aggregate with respect to any individual party. The summary of the Term Loan Facility in this report does not purport to be completed and is qualified by reference to the full text of the Term Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Term Loan Agreement, dated as of March 3, 2023, among Atmos Energy Corporation, U.S. Bank National Association, as the Administrative Agent, Mizuho Bank, Ltd., as Syndication Agent, CoBank, ACB, as Documentation Agent, U.S. Bank National Association, Mizuho Bank, Ltd. and CoBank ACB, as Joint Lead Arrangers and Joint-Bookrunners and the lenders named therein.

104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the interactive data file because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION
(Registrant)

DATE: March 3, 2023	By:	/s/ CHRISTOPHER T. FORSYTHE
Christopher T. Forsythe
Senior Vice President and Chief Financial Officer